Exhibit 10.18

P E R F O R M A N C E – B A S E D

R E S T R I C T E D S T O C K U N I T A W A R D A G R E E M E N T

Non-transferable

G R A N T T O

(“Grantee”)

by Primis Financial Corp. (the “Company”) of

restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the Primis Financial Corp. Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units and signing below, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Agreement and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The target number of Units subject to this award is (the “Target Award”).

IN WITNESS WHEREOF, Primis Financial Corp., acting by and through its duly authorized officers, has caused this Agreement to be duly executed.

Primis Financial Corp. /s/Primis Financial Corp. By: Its:	GRANTEE /s/Grantee

Grant Date: December 18, 2025

TERMS AND CONDITIONS

1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)“CIC Qualifying Termination” means Grantee’s termination of employment without Cause or Grantee’s resignation for Good Reason, in each case within two (2) years following a Change of Control.
(b)“Determination Date” means the date of the Committee’s determination of the Performance Factor and approval of the Earned Award, which shall be any date between January 1 and March 15 of the year immediately following the year in which the Performance Period concludes.
(c)“Earned Award” means the number of Units equal to the Target Award multiplied by the Performance Factor (rounded down to the nearest whole share), as determined by the Committee.
(d) “Performance Factor” means the percentage, from 0% to 200%, that shall be applied to the Target Award to determine the number of Units earned, as more fully described in Exhibit A hereto.
(e)“Performance Objective” shall be defined on Exhibit A.
(f)“Performance Period” shall be defined on Exhibit A.
(g)“Target Award” means the number of Units granted pursuant to this Agreement, as indicated on the cover page hereof.

2.Vesting. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units shall be earned in whole, in part, or not at all, on the Determination Date, as provided on Exhibit A attached hereto. Any Units that fail to vest in accordance with the terms of this Agreement shall be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3.Conversion to Stock.

(a)The Earned Award shall be converted to shares of Stock on the Determination Date, subject to the Share Cap (as defined below), provided that, except as otherwise provided herein, Grantee remains employed by the Company or a subsidiary of the Company through the last day of the Performance Period. The shares of Stock shall be registered in the name of Grantee as of the Determination Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Determination Date, but no later than sixty (60) days following the Determination Date.
(b)Notwithstanding the foregoing, if the number of shares of Stock underlying the Earned Award are Excess Shares (as defined herein), then in lieu of receiving such Excess Shares, Grantee shall receive an amount in cash equal to the Fair Market Value of a share of Stock on the Determination Date for each Excess Share. For purposes of this Agreement, the “Share Cap” is the Target Award; and (ii) the “Excess Shares” are any shares of Stock in excess of the Share Cap.

4.Termination of Employment.

(a)If Grantee’s employment with the Company or a subsidiary of the Company terminates by reason of Grantee’s resignation from employment at any time prior to the last day of the Performance Period, then Grantee shall forfeit Grantee’s outstanding Units as of the date of such termination without further consideration or any act or action by Grantee.
(b)If Grantee’s employment with the Company or a subsidiary of the Company terminates by reason of a termination by the Company or a subsidiary without Cause at any time prior to the last day of the Performance Period, then the Target Award shall vest and convert to shares of Stock as of the date of termination. Notwithstanding the foregoing, if the number of shares of Stock underlying the Target Award are Excess Shares, then in lieu of receiving such Excess Shares, Grantee shall receive an amount in cash equal to the Fair Market Value of a share of Stock on the date of termination for each Excess Share, payable within thirty (30) days following the date of such termination.
(c)If Grantee’s employment with the Company or a subsidiary of the Company terminates by reason of Grantee’s death or Disability at any time prior to the last day of the Performance Period,

then a pro rata portion of the Target Award shall vest and convert to shares of Stock on the date of such termination (with such pro rata portion determined by multiplying the Target Award by a fraction, the numerator of which shall be the number of months elapsed in the Performance Period prior to Grantee’s death or Disability, and the denominator shall be 36). Notwithstanding the foregoing, if the number of shares of Stock underlying the prorated Target Award are Excess Shares, then in lieu of receiving such Excess Shares, Grantee shall receive an amount in cash equal to the Fair Market Value of a share of Stock on the date of termination for each Excess Share, payable within thirty (30) days following the date of such termination.
(d)If Grantee’s employment with the Company or a subsidiary of the Company terminates by reason of a termination by the Company or a subsidiary for Cause at any time prior to the Determination Date, then Grantee shall forfeit Grantee’s outstanding Units without further consideration or any act or action by Grantee.

5.Change of Control.

(a)If there is a Change of Control prior to the last day of the Performance Period, and the Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee or the Board, then a number of Units shall vest and convert to shares of Stock in an amount equal 100% of the Target Award as of the date of the Change of Control.

(b)If there is a Change of Control prior to the last day of the Performance Period, and the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control in a manner approved by the Committee or the Board, then, as of the date of a CIC Qualifying Termination, a number of Units shall vest and convert to shares of Stock in an amount equal to 100% of the Target Award as of the date of the CIC Qualifying Termination.

(c)If there is a Change of Control after the conclusion of the Performance Period but prior to the Determination Date, then the Earned Award shall vest and convert to shares of Stock on the date of the Change of Control.

(d)Notwithstanding the foregoing, if the number of shares of Stock determined to vest under this Section 5 are Excess Shares, then in lieu of receiving such Excess Shares, Grantee shall receive an amount in cash equal to the Fair Market Value of a share of Stock on the date of the Change of Control, in the case of subsection (a) or (c), or as of the date of the CIC Qualifying Termination, in the case of subsection (b), for each Excess Share, payable within thirty (30) days following the Change of Control or CIC Qualifying Termination, as applicable.

6.Dividend Equivalent Rights; Voting Rights.

(a)If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Target Award shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Determination Date. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividend equivalents held pursuant to the foregoing provision shall be paid by the Company to Grantee on the Determination Date.
(b)Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee shall obtain full voting rights and other rights as a shareholder of the Company.

7.No Right of Continued Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to the Company.

8.Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Grantee to any other party. The Units are not assignable or transferable by Grantee other than by death or the laws of descent and distribution.

9.Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any stock exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units shall not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.Payment of Taxes. The Company has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement shall be satisfied by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements.

11.Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12.Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

13. Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.

14. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

15.Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Primis Financial Corp., 6830 Old Dominion Drive, McLean, Virginia 22101, Attn: Corporate Secretary; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee shall be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

16.Clawback. The Units shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

17.Applicable Law. The Company and Grantee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Virginia without giving effect to its conflicts of law principles.

Exhibit A

The Units will be earned, in whole, in part or not at all, based on Grantee’s continued employment with the Company or a subsidiary of the Company through the last day of the Performance Period and the Company’s level of achievement of the Performance Objective, as determined in accordance with the following:

1.Performance Matrix – The Company’s performance shall be measured against three equally weighted ratios:
i)	Return on Assets
ii)	Organic Growth in Non-interest bearing demand deposits
iii)	Total Shareholder Return

Performance for determining Earned Awards will be evaluated independently for each ratio above with each ratio governing a third of the units available according to the Determination Dates and Performance Periods defined herein.

Degree of Performance Attainment	Company Performance Relative to Comparator Group Adjusted Average in the Performance Period(1)*	Performance Factor*
Maximum	150% of Comparator Group Average	200%
Target	100% of Comparator Group Average	100%
Threshold	85% of Comparator Group Average	50%
Less than Threshold	Less than 85% of Comparator Group Average	0%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

2.	Determination of Payout. On each Determination Date, the Committee shall determine and certify for each ratio (i) Company ratio for the Performance Period, (ii) Comparator Group Average ratio for the Performance Period, (iii) the Performance Factor, and (iv) the Earned Award.

3.	Definitions.

“Comparator Group” shall be comprised of the companies as defined in Appendix A attached hereto (with each member of the Comparator Group referred to herein as a “Comparator Group Entity”), provided that the common stock of each Comparator Group Entity is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period. If the common stock of a Comparator Group Entity ceases to be publicly traded at any time during the Performance Period for any reason, such company shall be disregarded and shall not be considered a Comparator Group Entity for the entirety of the Performance Period.

“Performance Period” shall mean annually (January 1 – December 31) for measuring the Company’s Return on Assets and Organic Growth in Non-interest Bearing Demand Deposits.  For the Company’s Total Shareholder Return, the measurement period shall mean January 1, 2025 – December 31, 2027.

“Return on Assets” or “ROA” for the Company and each Comparator Group Entity means the percentage obtained by dividing (A) reported net income for the applicable year by (B) average assets for the applicable year.

“Organic growth in non-interest bearing checking accounts” or “NIB” for the Company and each Comparator Group Entity means the amount of growth in NIB excluding the effect of merger and acquisitions, measured annually.  For this purpose, the amount shall be expressed as a percentage, measured as of the last day of each year of the performance period against the value as of the same day in the prior year.

“Total Shareholder Return” or “TSR” for the Company and each Comparator Group Entity means the total growth in shareholder value including reinvestment of dividends over the time period in question and shall be measured for the entire period in question.  The value shall be expressed as a percentage of each entities’ stock price on the first day of the measurement period.

Appendix A

Comparator Group

Compensation approved peer group in place at the beginning of the first year whereby the relative performance of the Company shall be measured.  For these awards, the approved peer group shall the peer group identified in the Company’s DEF 14A filed on May 16, 2025 with the Securities and Exchange Commission, and shall exclude the three highest and lowest performing institutions for each item measured.